EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary W. Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING DECLARES SPECIAL DIVIDEND OF $1.00 PER SHARE

EL PASO, Texas - November 6, 2012 - Western Refining, Inc. (NYSE:WNR) today announced that its Board of Directors declared a special cash dividend in the amount of $1.00 per share of common stock, payable on December 7, 2012, to shareholders of record at the close of market on November 19, 2012.

Jeff Stevens, Western's President and Chief Executive Officer, commented, “The decision by our Board of Directors to declare a special dividend emphasizes our commitment to return cash to our shareholders. Our balance sheet continues to improve, with fourth quarter cash currently averaging approximately $680 million. As we previously announced, we have increased our dividend to $0.08 per share for the third and fourth quarters of 2012 and initiated a share repurchase program of up to $200 million. These actions further demonstrate our confidence in the continued strength of the margin environment and the investments we are making in our business.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western's asset portfolio also includes stand alone refined products terminals in Albuquerque and Bloomfield, New Mexico; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements which are protected as forward looking statements under the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained herein include statements about future: commitment to return cash to shareholders, improvements in our balance sheet, strength of the margin environment, and investments in our business.  These statements are subject to the general risks inherent in our business and may or may not be realized.  Additional information relating to the uncertainties affecting Western's business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.